                                                                    EXHIBIT 99.1


[POLYONE LOGO]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

               POLYONE REPORTS SALES GROWTH IN FIRST-QUARTER 2003

-     SALES IMPROVE DESPITE CONTINUING WEAK ECONOMY

-     OPERATING INCOME IMPROVES BEFORE SPECIAL ITEMS

- HIGH ENERGY AND RISING RAW MATERIAL COSTS HURT MARGINS AS COMPANY PURSUES PRICE INCREASES

CLEVELAND - April 29, 2003 - PolyOne Corporation (NYSE: POL), a leading global polymer services company, today reported sales of $645.5 million for the first quarter ended March 31, 2003, an increase of $49.2 million, or 8 percent, over the 2002 first quarter. The Company had a net loss of $19.3 million, or a diluted loss of $0.21 per share, for the 2003 first quarter compared with a net loss of $57.3 million, or a diluted loss of $0.64 per share, in the same quarter last year.

The 2003 net loss included special charges associated largely with previously announced restructuring initiatives, which totaled $16.2 million after tax, or $0.18 per share. Special items in the first quarter included costs related to the elimination of most of approximately 400 staff positions, as announced on January 14, and the exiting of the Yerington, Nevada, Engineered Films plant, announced on March 26.

In the 2002 first quarter, the net loss included a charge related to a change in accounting of $53.7 million and income from discontinued operations of $0.3 million. Additionally, $2.3 million of expense for special items was included in the first-quarter 2002 net loss. A list of all special charges for the first quarter of 2003 and 2002 and the fourth quarter of 2002 is in the attached
Exhibit 1.

Thomas A. Waltermire, PolyOne chairman and chief executive officer, said, "The strategic actions we have taken to consolidate and modernize North American operations, reduce costs and upgrade our information systems have started to pay off but, in the face of economic weakness in the United States and high energy and raw material costs, we have yet to see the benefits on our bottom line. Still, our strategies are working. Our sales are growing as we continue to improve marketing efforts, complete the restructuring of our North American manufacturing facilities and focus on our best opportunities for profitable growth."

FIRST-QUARTER 2003 BUSINESS HIGHLIGHTS

The U.S. industrial manufacturing economic index (excluding high technology) for the first quarter of 2003 was slightly below the same quarter in 2002. Despite continuing weakness of the U.S. economy, PolyOne sales increased compared with the first quarter of 2002.

Overall, Performance Plastics segment sales and shipments improved 10 percent and 5 percent, respectively, compared with the year-ago first quarter. The Company noted solid growth in its Vinyl Compounds and Color and Additives units during the quarter, reflecting new capabilities to serve customers more effectively. Both North American and international sales grew. International shipments, especially in Asia, were strong, growing 10 percent from the first quarter of 2002, before the benefit of the Transcolor acquisition. Transcolor, a Spanish color concentrates producer, contributed $10.4 million to 2003 first-quarter sales, and favorable currency exchange added $15.4 million.

Operating income in every segment was adversely affected by higher energy and raw material costs. Vinyl Compounds, Specialty Resins and Engineered Films operating earnings experienced margin compression resulting from significantly higher polyvinyl chloride (PVC) resin and vinyl chloride monomer (VCM) costs in first-quarter 2003 versus the prior-year quarter. Almost every PolyOne business, however, has or is in the process of either raising prices or obtaining surcharges on its products.

The Elastomers and Performance Additives segment achieved substantial volume growth compared with both the first and fourth quarters of 2002. Shipments were up 8 percent compared with first-quarter 2002, but lower average pricing, due in part to mix factors, resulted in revenues increasing only 2 percent. Sales and shipments were up 16 percent and 15 percent, respectively, compared with fourth-quarter 2002. The Company believes that restocking by customers during the 2003 first quarter was the principal factor in this sequential sales improvement.

Sales and shipments of the Distribution segment improved 13 percent and 8 percent, respectively, in the quarter compared with a year ago, due primarily to the ongoing benefits of the decision last year to add PolyOne's Geon brand vinyl compounds to the product line, instead of using a third-party distributor.

PolyOne's Resin and Intermediates segment, comprised primarily of the Oxy Vinyls, LP and SunBelt Chlor-Alkali joint ventures, had a significant turnaround from the same quarter in 2002, in which it had a $5.3 million operating loss before special items. In the first quarter of 2003, the segment reported $4.0 million in operating income before special items, a result of improved pricing for chlorine and to a lesser extent caustic soda. Also contributing to OxyVinyls' increased 2003 first-quarter earnings were higher average material spreads on PVC resin selling prices over ethylene and chlorine costs, which were partially offset by the substantially higher cost of natural gas.

The Company has nearly finished eliminating the approximately 400 salaried positions announced in January 2003. This action is aimed at reducing sales and administrative costs by $30 million to $35 million pre tax annually. In addition, PolyOne has begun implementing $5 million to $10 million in non-personnel cost reductions. In combination, these initiatives represent an important step in the Company's effort to bring the selling and administrative-to-sales ratio below 10 percent.

Earlier in April, PolyOne announced plans to implement a comprehensive refinancing program by early May 2003. The refinancing is expected to provide the necessary liquidity to repay $87.8 million of senior debt that matures in September 2003, as well as to support normal operations and fund previously announced restructuring initiatives intended to improve earnings. The refinancing anticipates the issuance of $250 million in long-term debt; a revised, three-year, $50 million secured revolving credit facility; and a new, three-year, $225 million accounts receivable sale facility.




                      SUMMARY OF FIRST-QUARTER 2003 RESULTS

                  (Dollars in millions, except per share data)

                                                                       QUARTERS
                                                            ------------------------------
                                                            1Q03         4Q02         1Q02
                                                            ----         ----         ----

Sales                                                     $ 645.5      $ 580.3      $ 596.3

Operating income (loss)                                     (16.2)       (13.4)         4.4
Net loss                                                  $ (19.3)     $ (17.5)     $ (57.3)
Loss before discontinued operations and
     cumulative effect of a change in accounting            (19.3)       (17.6)        (3.9)
Loss per share, diluted                                   $ (0.21)     $ (0.19)     $ (0.64)
Loss per share before discontinued operations               (0.21)       (0.19)       (0.04)
     and cumulative effect of a change in accounting
Per share effect of excluding special items, increase        0.18         0.03         0.03



OUTLOOK

Despite the Company's sales growth in the first quarter, the business outlook remains uncertain. North American customer demand in April appears to be in a holding pattern, showing no real evidence of an anticipated economic recovery. By comparison, in the 2002 second quarter, demand growth strengthened through the quarter as PolyOne reported a sequential sales increase of 12 percent. PolyOne, however, anticipates that the typical seasonal demand cycle will result in sequential second-quarter 2003 volume growth across most of its businesses.

The Company anticipates further benefits in the second quarter from previously announced programs to reduce costs. In addition, energy costs are projected to moderate from the 2003 first quarter.

The improving chlor-alkali and PVC resin markets should help increase second-quarter operating income for the Resin and Intermediates segment by $10 million to $13 million compared with the 2002 second quarter.

The margin compression realized in the first quarter of 2003 is likely to continue into the second quarter unless raw material costs moderate or PolyOne realizes selling price increases. Most PolyOne businesses will continue to focus on attaining announced price increases.

When PolyOne completes the new refinancing package, net interest expense in the second quarter of 2003 will increase an estimated $3 million to $4 million over the first quarter. PolyOne estimates that special item expense in the second quarter of 2003 will total between $2 million and $3 million pre tax. Anticipated special items include ongoing restructuring initiatives to reduce costs and the write-off of deferred issuance costs associated with terminated financing facilities.

Taking all these factors into consideration - including the uncertain economic recovery, the indefinite magnitude of product margin recovery, cost savings, improved Resin and Intermediates performance and higher interest costs - the Company projects that second-quarter earnings before special charges will meet or exceed the 2002 second-quarter earnings level of $0.06 per share. Correspondingly, PolyOne expects that EBITDA before special items will show a year-over-year improvement.

Waltermire said, "We will continue to focus on the factors we can control to strengthen our competitive position and performance. While reducing costs and increasing productivity are ongoing efforts, we are pursuing a number of initiatives to capture growth opportunities, such as the recently announced alliance with Bayer Polymers to develop and market polyurethane systems.

"We will continue our investments to expand in Asia and our programs to enhance our product development capabilities to meet market needs, to grow our North American market position and to make PolyOne the supplier of choice for our customers," Waltermire concluded.

SUPPLEMENTAL INFORMATION

The Company publishes more details of its performance, as well as information on key drivers of its operating results. This information will be posted today on its Web site at www.polyone.com in the corporate investor relations section under the listing "Supplements." The supplemental information also can be obtained, once available, from the contact listed below.

CONFERENCE CALL

PolyOne will host an analyst conference call at 1 p.m. Eastern time on Friday, May 2, 2003. The conference call number is 888-489-0038 or 706-643-1611
(international), the conference I.D. number is 6571725 and the conference topic is "PolyOne Earnings Call." The call will be broadcast live and then via replay for two weeks on the Company's Web site: www.polyone.com. In addition, a replay of the call will be accessible by calling 800-642-1687 or 706-645-9291 (international) between 3 p.m. May 2 and 9 a.m. Wednesday, May 14.

ABOUT POLYONE

PolyOne Corporation, with 2002 revenues of $2.5 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South American, Europe, Asia and Australia. Information on the Company's products and services can be found at www.polyone.com.

PolyOne Investor & Media  Contact:          Dennis Cocco
                                            Vice President, Investor Relations
                                            & Communications
                                             216-589-4018

FORWARD-LOOKING STATEMENTS

In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving estimated and actual savings related to restructuring programs; (2) delays in achieving or inability to achieve the Company's strategic value capture initiatives, including cost reduction and employee productivity goals, or achievement of less than the anticipated financial benefit from the initiatives; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company's markets; (5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;
(10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company;
(11) an inability to launch new products and/or services that strategically fit the Company's businesses; (12) the possibility of goodwill impairment; (13) an inability to maintain any required licenses or permits; (14) an inability to comply with any environmental laws and regulations; (15) a delay or inability to achieve targeted debt levels through divestitures or other means; (16) a delay or inability to replace the Company's current receivables sale facility by June 30, 2003; and (17) a delay or an inability to complete a new long-term debt refinancing.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref.
#403)

                                      ###

                      POLYONE CORPORATION AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                      (In millions, except per share data)

                                                                          Three Months Ended
                                                                               March 31,
                                                                       --------------------------
                                                                          2003           2002
                                                                          ----           ----



Sales                                                                  $   645.5      $   596.3

Operating costs and expenses:
Cost of sales                                                              552.1          490.1
Selling and administrative                                                  71.8           79.4
Depreciation and amortization                                               18.5           17.8
Employee separation and plant phase-out                                     24.9            0.9
Loss on divestiture of equity investment                                    --              1.5
(Income) loss from equity affiliates and minority interest                  (5.6)           2.2
                                                                       ---------      ---------
Operating income (loss)                                                    (16.2)           4.4

Interest expense                                                           (12.5)          (8.5)
Interest income                                                              0.2            0.2
Other expense, net                                                          (3.1)          (2.6)
                                                                       ---------      ---------
Loss before income taxes, discontinued operations,  and
    cumulative effect of change in accounting method                       (31.6)          (6.5)

Income tax benefit                                                          12.3            2.6
                                                                       ---------      ---------

Loss before discontinued operations and
     cumulative effect of a change in accounting                           (19.3)          (3.9)

Discontinued operations:
     Income from operations and loss on sale (net of income taxes)          --              0.3

Cumulative effect of a change in goodwill accounting,
     net of income tax benefit of $1.0 million                              --            (53.7)
                                                                       ---------      ---------

Net loss                                                               $   (19.3)     $   (57.3)
                                                                       =========      =========

Loss per share of common stock:

     Basic loss per share before discontinued operations
          and effect of change in accounting                           $    (.21)     $    (.04)
     Discontinued operations                                                --             --
     Cumulative effect of a change in accounting                            --        $    (.60)
                                                                       ---------      ---------
     Basic loss per share                                              $    (.21)     $    (.64)
                                                                       =========      =========

     Diluted loss per share before discontinued operations
          and effect of change in accounting                           $    (.21)     $    (.04)
     Discontinued operations                                                --             --
     Cumulative effect of a change in accounting                            --        $    (.60)
                                                                       ---------      ---------
     Diluted loss per share                                            $    (.21)     $    (.64)
                                                                       =========      =========

Weighted average shares used to compute loss per share:

     Basic                                                                  90.9           90.0
     Diluted                                                                90.9           90.0

Dividends paid per share of common stock                               $    --        $   .0625

                      POLYONE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                  (IN MILLIONS)

                                                      March 31,   December 31,
ASSETS                                                   2003        2002
                                                         ----        ----
Current assets:
  Cash and cash equivalents                           $   50.3     $   41.4
  Accounts receivable, net                               204.5        164.3
  Inventories                                            289.7        253.7
  Deferred taxes                                          41.9         42.1
  Other current assets                                    16.1         12.7
                                                      --------     --------
    Total current assets                                 602.5        514.2
Property, net                                            672.7        682.1
Investment in equity affiliates                          256.8        271.8
Goodwill, net                                            444.1        444.0
Other intangible assets, net                              31.8         32.8
Other non-current assets                                  51.8         52.6
                                                      --------     --------
    Total assets                                      $2,059.7     $1,997.5
                                                      ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:

  Short-term bank debt                                $   36.2     $    0.7
  Accounts payable                                       299.4        242.0
  Accrued expenses                                       138.8        160.2
  Current portion of long-term debt                       91.0         91.0
                                                      --------     --------
    Total current liabilities                            565.4        493.9
Long-term debt                                           498.4        492.2
Deferred taxes                                            23.8         39.0
Post-retirement benefits other than pensions             123.0        122.5
Other non-current liabilities, including pensions        267.2        261.2
Minority interest in consolidated subsidiaries             9.2          9.0
                                                      --------     --------
    Total liabilities                                  1,487.0      1,417.8
Shareholders' equity:
  Preferred stock                                           --           --
  Common stock                                             1.2          1.2
  Other shareholders' equity                             571.5        578.5
                                                      --------     --------
    Total shareholders' equity                           572.7        579.7
                                                      --------     --------
      Total liabilities and shareholders' equity      $2,059.7     $1,997.5
                                                      ========     ========

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                  (IN MILLIONS)

                                                                       Three Months Ended
                                                                           March 31,
                                                                       -------------------
                                                                         2003       2002
                                                                         ----       ----
OPERATING ACTIVITIES
     Net loss                                                           $(19.3)    $(57.3)
         Cumulative effect of a change in accounting                     --        (53.7)
     Income from discontinued operations                                 --          0.3
                                                                        -----      -----
     Loss from continuing operations                                    (19.3)      (3.9)
     Adjustments to reconcile net loss to net
       cash used by operating activities:
         Employee separation and plant phase-out charges                 24.9        0.9
         Cash payments on employee separation and plant phase-out       (12.0)      (4.0)
         Depreciation and amortization                                   18.5       17.8
         Unrealized currency (gains) losses                              (6.2)       0.8
         Investment write-down and loss on sale of equity affiliate      --          1.5
         Companies carried at equity and minority interest:
            (Income) loss  from equity affiliates                        (6.0)       2.0
            Minority interest expense                                     0.4        0.2
            Dividends and distributions received                          1.0        0.3
         Change in assets and liabilities:
             Operating working capital:
                 Accounts receivable                                    (37.7)     (69.5)
                 Inventories                                            (34.1)     (16.8)
                 Accounts payable                                        56.2       22.7
             Accrued expenses and other                                 (20.3)      17.3
                                                                        -----      -----
NET CASH USED BY CONTINUING OPERATIONS                                  (34.6)     (30.7)
                                                                        -----      -----

INVESTING ACTIVITIES

     Capital expenditures                                                (6.2)     (10.5)
     Return of capital by equity affiliates, net of investment            2.4        0.5
     Business acquired, net of cash received                            (15.8)      --
     Proceeds from sale of assets                                        22.4       --
                                                                        -----      -----
NET CASH PROVIDED (USED) BY CONTINUING OPERATIONS                         2.8      (10.0)
                                                                        -----      -----

FINANCING ACTIVITIES

     Change in short-term debt                                           35.4       49.1
     Change in long-term debt                                             6.1       (0.3)
     Proceeds from the exercise of stock options                         --          2.7
     Dividends                                                           --         (5.8)
                                                                        -----      -----
NET CASH PROVIDED BY CONTINUING OPERATIONS                               41.5       45.7
                                                                        -----      -----

NET CASH USED BY DISCONTINUED OPERATIONS                                 --         (0.1)

Effect of exchange rate changes on cash                                  (0.8)      (0.6)
                                                                        -----      -----

INCREASE IN CASH AND CASH EQUIVALENTS                                     8.9        4.3

Cash and cash equivalents at beginning of period                         41.4       18.2
                                                                        -----      -----

CASH AND CASH EQUIVALENTS AT END OF PERIOD                              $50.3      $22.5
                                                                        =====      =====

                                                                       Exhibit 1

                      Summary of Special Items (Unaudited)
                                  (In millions)

                                                                       Quarters
                                                             --------------------------
                                                              1Q03       1Q02     4Q02
                                                              ----       ----     ----

Employee separation and plant phase-out costs (1)            $(24.9)    $(0.9)    $--

Period plant phase-out costs incurred (2)                     (0.9)      (0.1)     (0.4)
Equity affiliate - employee severance, liabilities
     associated with the temporary idling of a plant
     and cumulative effect of a change in accounting (3)      (0.8)      (0.7)     --
Loss on divestiture of equity investment (4)                  --         (1.5)     (3.6)
                                                             -----      -----     -----
    Subtotal - impact on EBITDA (expense)                    (26.6)      (3.2)     (4.0)

Plant phase-out accelerated depreciation (2)                  --         (0.5)     (0.3)

                                                             -----      -----     -----
    Subtotal - impact on operating (expense)                 (26.6)      (3.7)     (4.3)

Investment write-down (5)                                     --         --        (0.8)

                                                             -----      -----     -----
    Total  - impact on pre tax (expense)                     (26.6)      (3.7)     (5.1)

Income tax benefit                                            10.4        1.4       2.0
                                                             -----      -----     -----
    Total - after tax (expense) before discontinued
         operations and cumulative effect of a change
         in accounting                                       $(16.2)    $(2.3)    $(3.1)
                                                             =====      =====     =====


(1) These costs include severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plants and equipment related to restructuring initiatives. The 2003 expense relates to the January 16, 2003 announcement to reduce approximately 400 staff personnel and the March 26, 2003 announcement to exit an Engineering Films plant. The 2002 expense was associated with the consolidation of certain activities related to the Formulator operations in the Performance Plastics business segment.

(2) These are plant and phase-out costs associated with the 2001 Geon restructuring initiatives that are to be recognized as period costs versus when the restructuring initiative was approved. In connection with the acquisition of Hanna and resulting formation of PolyOne, management developed several initiatives to capture the strategic value of the combined former Geon and former Hanna businesses. Included in the initiatives was the closing of excess manufacturing capacity of the Elastomers business and establishing centers of manufacturing excellence within the North American Plastics Compounds and Colors operations. This resulted in several announcements in 2001 that former Geon plants and Hanna plants would be closed. The initiatives also included the termination of corporate and other positions at Geon and former Hanna locations. These plans and activities related to the former Geon plants and personnel were finalized and approved during 2001.

(3) The 2003 expense relates to the cumulative effect of a change in accounting upon OxyVinyls adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations." The 2002 costs include PolyOne's share of OxyVinyls employee severance, plant phase-out costs and liabilities associated with the temporary idling of a plant in December 2001.

(4) Includes the 2002 first quarter loss on our divestiture of our 37.4% investment in the PVC resin operations of Australian Vinyls Corporation and we recognized a loss on the divestiture of the investment. In December 2002, we recognized an impairment loss on our investment in Techmer PM, LLC, an unconsolidated equity affiliate, in connection with a pending sale which closed in January 2003.

(5) Impairment of a marketable security.

                                                                       Exhibit 2

                    BUSINESS SEGMENT INFORMATION (UNAUDITED)
                                  (In millions)

Senior management uses operating income before special items and EBITDA before special items to assess performance and allocate resources to business segments. For a reconciliation from operating income to operating income before special items to EBITDA before special items and EBITDA to EBITDA before special items, see the following table. Operating income before special items and EBITDA before special items are non-GAAP measures and should not be considered an alternative to any other measure of performance in accordance with GAAP. Senior management presents operating income before special items and EBITDA before special items when discussing the results of operations of the business segments because senior management believes such measures are useful in assessing the underlying earnings power and operating cash flows of each business segment. Special items include gains and losses associated with the specific strategic initiatives such as restructuring or consolidation of operations, gains and losses attributable to divestment of joint ventures, and certain one-time items. Accordingly, senior management believes that excluding special items provides insight into the underlying results of operations of each of PolyOne's business segments. Operating income before special items and EBITDA before special items may not be comparable to financial performance measures presented by other companies.




                                                                        Quarters
                                                                 -------------------------------
                                                                   1Q03       1Q02        4Q02
                                                                 ------      ------      ------
Sales:
    Performance Plastics                                         $447.6      $406.7      $396.9
    Elastomers & Additives                                         94.0        91.7        81.2
    Distribution                                                  135.9       120.4       125.9
    Resin & Intermediates                                          --          --          --
    Other                                                         (32.0)      (22.5)      (23.7)
                                                                 ------      ------      ------
                                                                 $645.5      $596.3      $580.3
                                                                 ======      ======      ======
EBITDA before special items:

    Performance Plastics                                         $ 19.5      $ 26.7      $  7.1
    Elastomers & Additives                                          5.3         5.5         2.3
    Distribution                                                    3.3         2.1        (0.7)
    Resin & Intermediates                                           4.1        (5.3)        3.9
    Other                                                          (3.3)       (3.6)       (4.1)
                                                                 ------      ------      ------
                                                                 $ 28.9      $ 25.4      $  8.5
                                                                 ======      ======      ======
Operating income (loss) before special items:

    Performance Plastics                                         $  4.8      $ 13.3      $ (7.1)
    Elastomers & Additives                                          2.2         2.3        (0.3)
    Distribution                                                    2.9         1.6        (1.1)
    Resin & Intermediates                                           4.0        (5.3)        3.7
    Other                                                          (3.5)       (3.8)       (4.3)
                                                                 ------      ------      ------
                                                                 $ 10.4      $  8.1      $ (9.1)
                                                                 ======      ======      ======


Reconciliation:
     Operating income (loss)                                     $(16.2)     $  4.4      $(13.4)
     Special items, expense                                        26.6         3.7         4.3
                                                                 ------      ------      ------
          Operating income before special items                    10.4         8.1        (9.1)
     Depreciation and amortization                                 18.5        17.8        17.9
     Accelerated depreciation in special items                     --          (0.5)       (0.3)
                                                                 ------      ------      ------
          EBITDA before special items                            $ 28.9      $ 25.4      $  8.5
                                                                 ======      ======      ======

     Loss before discontinued operations and
          cumulative effect of a change in accounting            $(19.3)     $ (3.9)     $(17.6)
     Income tax benefit                                           (12.3)       (2.6)      (11.8)
     Interest expense, net                                         12.3         8.3        10.7
     Other expense, net                                             3.1         2.6         5.3
     Depreciation and amortization                                 18.5        17.8        17.9
                                                                 ------      ------      ------
          EBITDA                                                    2.3        22.2         4.5
     Impact of special items, expense                              26.6         3.2         4.0
                                                                 ------      ------      ------
          EBITDA before special items                            $ 28.9      $ 25.4      $  8.5
                                                                 ======      ======      ======

Note: The "Other" segment primarily consists of the elimination of inter-business segment sales and profit in inventories and unallocated corporate costs.

                               POLYONE CORPORATION
                 SUPPLEMENTAL INFORMATION FOR FIRST QUARTER 2003
                             ISSUED: APRIL 29, 2003

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In this release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving estimated and actual savings related to restructuring programs; (2) delays in achieving or inability to achieve the Company's strategic value capture initiatives, including cost reduction and employee productivity goals, or achievement of less than the anticipated financial benefit from the initiatives;
(3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company's markets; (5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities;
(9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates; (10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company; (11) an inability to launch new products and/or services that strategically fit the Company's businesses; (12) the possibility of goodwill impairment; (13) an inability to maintain any required licenses or permits; (14) an inability to comply with any environmental laws and regulations; (15) a delay or inability to achieve targeted debt levels through divestitures or other means; (16) a delay or inability to replace the Company's current receivables sale facility by June 30, 2003; and (17) a delay or an inability to complete a new long-term debt refinancing.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #403)

PRESENTATION OF FINANCIAL INFORMATION

PolyOne is a leading global polymer services company, which was formed on August 31, 2000 from the consolidation of The Geon Company and M.A. Hanna Company.

Below is additional supplementary commentary to the consolidated and business segment operating results for the three-month periods ended March 31, 2003 and 2002, released on April 29, 2003.

ECONOMIC ENVIRONMENT

The weakness in the manufacturing sector of the U.S. economy continued in the first quarter of 2003. The U.S industrial manufacturing economic index (excluding high technology) for the first quarter of 2003 was slightly below the same quarter in 2002 and the previous quarter. The 2003 first quarter index was approximately 8% below the peak in the second quarter of 2000.

Europe realized minimal economic growth in the first quarter of 2003 versus a current forecast for the year of approximately 1%. In Asia, 2003 growth continues at a strong pace although some forecasts are being revised downward due in part to the SARS illness.

TOTAL COMPANY RESULTS - 1Q03 VERSUS 1Q02

First quarter 2003 sales of $645.5 million were $49.2 million or 8% higher than first quarter 2002, representing the first year-over-year quarterly sales increase of over 1% since the U.S. economic slowdown began in the third quarter of 2000. All business segments reported sales increases in the first quarter of 2003 compared to the same period a year ago. The International Plastic Compounds and Colors product group within the Performance Plastics segment realized a 40% sales increase in the quarter, which included the effects of the December 2002 Transcolor acquisition and currency translation. Excluding the effects of the Transcolor acquisition and currency translation, the International increase was 6% and for PolyOne in total the first quarter sales increase in 2003 compared to 2002 was a sound 4%.

PolyOne reported an operating loss of $16.2 million for the first quarter of 2003, a decrease of $20.6 million over the same period last year. In the first quarter, EBITDA was $2.3 million in 2003 and $22.2 in 2002. Exceeding the decrease in EBITDA was the 2003 increased costs of special items of $23.4 million between the quarters. The special items in the periods primarily relate to restructuring initiatives, loss on the sale of an equity investment and a change in an equity affiliate's accounting. The 2003 first quarter $3.5 million increase in EBITDA before special items was a result of a $9.4 million increase in the R&I business segment which was partially offset by a $7.2 million decrease in the Performance Plastics business segment. Within PolyOne's consolidated businesses (all business segments excluding R&I) lower product material margins, particularly in vinyl compounds and specialty resins, more than offset benefits from the strategic value capture initiatives, the approximately $3 million in cost savings from the staff reductions announced in January 2003 and the incremental margin on increased sales. In comparing the first quarter 2003 versus 2002 the strategic value capture initiatives are estimated to have contributed $23 million to pre-tax earnings of which $5 million was from growth efforts and approximately $18 million from cost reduction programs. The largest cost reductions came from the initiatives to restructure our North American manufacturing operations and material sourcing programs.

Interest expense in the first quarter 2003 of $12.5 million increased $4 million compared to the same quarter in 2002. Impacting 2003 interest expense was the second quarter 2002 issuance of $200 million of 8.875% senior debt, net of the debt retired upon issuance, offset by reduced average amounts outstanding under the revolver in 2003 compared to 2002.

The effective income tax rate benefit for the first quarter 2003 was 39% compared with a benefit of 40% for the first quarter 2002. The difference in the effective benefits for the quarter is principally due to lower foreign income taxes.

The first quarter 2003 net loss was $19.3 million versus a net loss of $57.3 million in the first quarter of 2002. The first quarter 2002 net loss included an after-tax charge for the cumulative effect of a change in accounting of $53.7 million and income of $0.3 million from discontinued operations. The 2003 loss included special charges of $16.2 million compared to 2002 charges of $2.3 million.

COMMENTARY ON BUSINESS SEGMENT OPERATING RESULTS 1Q03 VERSUS 1Q02

See Exhibit 2 issued with the earnings release for business segment information referred to in the commentary below.

PERFORMANCE PLASTICS had first quarter 2003 sales of $447.6 million, an increase of $40.9 million or 10% over the first quarter 2002. Excluding foreign currency impacts and the Transcolor acquisition, this increase was $15.1 million, or 4%. A breakdown of the 2003 first quarter segment sales, by primary product group, is as follows:

                 PERFORMANCE PLASTICS SALES AND VOLUME BREAKDOWN

                                       Three Months Ended March 31,
                                            2003 vs. 2002
                                   ----------------------------------
                                     2003      2003         2003
                                   Sales $   Sales $    Shipment Lbs.
                                     % of    % Change     % Change
                                    Total    vs. 2002     vs. 2002
                                    -----    --------     --------

North American Plastics
   Compounds and Colors
   (PC&C):
        Vinyl Compounds              34%        6%            4%
        Colors and Additives         11%        6%           13%
        Engineered Materials          8%        3%           -4%
International PC&C                   24%       40%           28%
Specialty Resin and Formulators      15%       --            -2%
Engineered Films                      8%       -4%            2%
                                    ----      ----          ----
   Performance Plastics             100%       10%            5%

Leading the 2003 first quarter sales growth was the International PC&C operation. The International PC&C group sales increase benefited $10.4 million from the December 2002 acquisition of Transcolor and approximately $15.4 million from favorable Euro to U.S. dollar currency exchange. Before the effects of the Transcolor acquisition and currency translation the 2003 first quarter International PC&C sales were 6% above the 2002 first quarter. The increased Vinyl Compound sales were primarily due to increased demand in the dry blend and pipe & fittings market and a 2% increase in the average sales price. The North America Colors and Additives sales growth was largely attributable to general purpose color products, specifically those sold into the pipe & fittings and film markets. The lower 2003 first quarter sales for Engineered Films is primarily the result of lower automotive sales due to changes in platform programs partially offset by increases in custom films from new products. EBITDA before special items in the first quarter was $19.5 million, a decrease of $7.2 million compared to the first quarter of 2002. The decrease in EBITDA before special items resulted from margin compression in Vinyl Compounds, Specialty Resins and Engineered Films due to the impact of higher PVC resin and VCM costs and was partially offset by the incremental margin on increased sales and lower costs from restructuring initiatives. The first quarter 2003 U.S. industry average PVC resin selling price was approximately 11.5 cents per pound or nearly 50% above the same period in 2002.

ELASTOMERS & PERFORMANCE ADDITIVES sales were $94.0 million in the first quarter of 2003, a $2.3 million increase compared to the same quarter in 2002. In the first quarter of 2003 compared to 2002, compounding sales increased $3.1 million, primarily due to growth in captive conversion, partially offset by small sales decreases in rolls and performance additives.

EBITDA before special items in the first quarter of 2003 was $5.3 million or $0.2 million below the same quarter in 2002. The incremental margin from increased sales was offset by lower average margins resulting from product mix, competitive price reductions and energy related higher raw material costs.

DISTRIBUTION sales in the first quarter of 2003 were $135.9 million, 13% higher than the same quarter in 2002. The sales improvement resulted largely from using our Distribution business segment for small-volume sales of our vinyl compounds instead of relying on a third-party distributor.

EBITDA before special items in the first quarter of 2003 was $3.3 million, $1.2 million above first quarter of 2002. The 2003 increased EBITDA before special items is primarily due to the incremental margin on higher sales and to lower selling and administrative costs, partially offset by lower material margins. While product selling prices in general have increased, they have not yet kept pace with material cost increases, particularly for commodity resins and vinyl compounds.

RESIN & INTERMEDIATES (R&I) EBITDA before special items, consisting of equity income from joint ventures, allocated overhead support cost and costs associated with past operations was $4.1 million for the first quarter of 2003, $9.4 million higher than the first quarter of 2002. PolyOne's share of equity earnings before special items in the first quarter of 2003 compared to 2002 increased from OxyVinyls and SunBelt by $3.5 million and $5.4 million, respectively.

OxyVinyls first quarter 2003 versus 2002 earnings benefited from higher average industry PVC resin selling prices of approximately 11.5 cents per pound. However, much of the benefit from higher resin selling prices was offset by increased ethylene and chlorine costs. The net result was an increase of approximately 2.5 cents per pound in the average industry spread of resin selling prices over ethylene and chlorine costs. The run-up in higher natural gas costs in the first quarter of 2003, which averaged $3.85 per million BTU's above the same quarter in 2002, offset a portion of the improved resin spread. The Sunbelt earnings improvement was primarily driven by an increase in the selling price of chlorine of approximately $180 per ton in the first quarter of 2003 versus the same period a year ago.

OTHER consists primarily of corporate governance costs that are not allocated to business segments and inter-segment profit elimination. EBITDA before special items was an expense of $3.3 million in the first quarter of 2003 compared to $3.6 million of expense in the same quarter of 2002.

TOTAL COMPANY RESULTS - 1Q03 VERSUS 4Q02

First quarter 2003 sales of $645.5 million were $65.2 million or 11% higher than fourth quarter 2002. Excluding the December 2002 Transcolor acquisition, the 2003 first quarter sales increase over fourth quarter 2002 was 9% as compared to the seasonal increase from fourth quarter 2001 to first quarter 2002 of 4%. All business segments reported sales increases in the first quarter of 2003 as compared to the 2002 fourth quarter.

PolyOne's operating loss of $16.2 million for the first quarter 2003 compared to an operating loss of $13.4 million in the previous quarter. In 2003 first quarter EBITDA was $2.3 million versus $4.5 million in the fourth quarter of 2002. The special items expense included in EBITDA in the 2003 first quarter and 2002 fourth quarter was $26.6 million and $4.0 million, respectively. The 2003 first quarter $20.4 million increase over the previous quarter in EBITDA before special items was primarily the a result of a $12.4 million increase in the Performance Plastics business segment and an increase of $4.0 million in the Distribution business segment. The earnings improvement in the Performance Plastics and the Distribution business segments were primarily driven by the incremental margin on increased sales and continued benefits from the 2001 strategic value capture initiatives and the approximately $3 million in cost savings from the staff reductions announced in January 2003. In the first quarter of 2003 compared to the fourth quarter of 2002 the strategic value capture initiatives are estimated to have contributed $10 million to pre-tax earnings of which approximately $1 million was related to growth and $9 million from cost reduction programs. Most of the cost reduction came from the programs to restructure our North American manufacturing operations.

The first quarter 2003 net loss was $19.3 million versus a net loss of $17.5 million in the fourth quarter of 2002. The fourth quarter 2002 net loss included an after-tax income of $0.1 million from discontinued operations. The 2003 net loss included special items expense of $16.2 million compared with the 2002 fourth quarter expense of $3.1 million.

CAPITAL RESOURCES AND LIQUIDITY

As of March 31,2003, we had existing facilities to access capital resources (receivables sale facility, revolving credit facility, uncommitted short-term credit lines and senior unsecured notes and debentures) totaling approximately $966 million. As of March 31, 2003, we had utilized approximately $821.7 million of these facilities (long-term debt of $589.2 million, short-term debt of $36.2 million, capital leases of $0.2 million and receivables sold of $196.1 million), including $571.7 million of senior unsecured notes and debentures, of which $87.8 million is payable in September 2003 and, therefore, is classified as a current liability.

Of the capital resource facilities available to us as of March 31, 2003, the portion of the receivables sale facility that was actually sold provided security in connection with the transfer of ownership of these receivables. Each indenture governing our senior unsecured notes and debentures and our guarantee of the SunBelt notes allows for a specific level of secured debt, above which security must be provided on each such indenture. The receivables sale facility does not constitute debt under our senior unsecured notes and debentures. Security was granted under the terms of the 2002 amended and restated revolving credit agreement; and, on February 28, 2003, PolyOne made borrowings on the revolving credit agreement at levels that triggered the security on the public indentures. As of March 31, 2003, we had guaranteed unconsolidated equity affiliate debt of $91.4 million for SunBelt and $42.3 million for OxyVinyls. The OxyVinyls' guarantee is expected to expire in the second quarter of 2003.

On April 16, 2003, we announced that we plan to complete a comprehensive refinancing in early May 2003. The refinancing is expected to provide the necessary liquidity to repay $87.8 million of senior debt that matures in September 2003, as well as to support normal operations and fund previously announced restructuring initiatives intended to improve earnings. As part of this comprehensive refinancing, we will issue $250 million of unsecured senior notes, enter into a new three-year $225 million accounts receivable sale facility and amend and restate our revolving credit facility. The closing of the sale of the notes, the closing of the new receivables sale facility and the amendment and restatement of our revolving credit facility are conditioned upon each other and will occur concurrently. The new receivables sale facility will replace our existing receivables sale facility. The security that had been extended to our existing senior notes and debentures and our guarantee of the SunBelt notes because borrowings under our revolving credit facility exceeded specified levels under the indentures governing our existing senior notes and debentures and our guarantee of the SunBelt notes will terminate when the borrowings under our revolving credit facility are reduced below such specified levels.

Assuming the pending refinancing had been in effect at March 31, 2003, PolyOne would have had approximately $1.1 billion of capital resource facilities, of which approximately $145 million would have been available to be drawn. In connection with the pending refinancing, we anticipate that there will be no financial covenants effective until the third quarter of 2003.

The realization of profitable operations will be important to (1) maintaining the existing levels of available capital resources, (2) any refinancing of a portion of the existing capital resources, and (3) the execution of our announced restructuring initiatives. The sum of EBITDA and special items totaled approximately $124 million in the year 2002. In the first quarter of 2003 the sum of EBITDA and special items totaled $28.9 million or $3.5 million above the comparable amount for the first quarter of 2002. The value capture initiatives and the 2003 reduction in selling and administrative costs, net of 2003 estimated specific program cost increases, are projected to increase the total year 2003 over 2002 EBITDA by between $57 million and $77 million. EBITDA must cover expenditures for financing costs (interest expense and discount on sale of accounts receivable, which are projected to be approximately $65 to $70 million in 2003), spending associated with restructuring, cash taxes, capital expenditures and cash to fund sales growth through increased working capital requirements. Cash spending for the previously announced restructuring programs (North American Plastic Compounds and Colors manufacturing improvements, business unit initiatives and the recent selling and administrative cost-reduction program) are projected to be between $40 million and $45 million for the year 2003. Additionally, on March 26, 2003, we announced that we intend to exit our Yerington, Nevada Engineered Films plant. If we are unable to sell this plant, our plant closure costs are projected to be approximately $2.7 million. Capital expenditures for the year 2003 are projected to be approximately $50 million. In December 2002, we announced that we would discontinue the payment of dividends commencing in the first quarter of 2003.

We currently estimate minimum annual funding requirements for our qualified defined benefit pension plans of approximately $1 million in 2003 and $5 million in 2004. Market asset performance in 2003 will impact the final minimum funding requirements in 2005. An assumed 8.75% long-term rate of return on pension assets in 2003, combined with the minimum contributions required in 2003 and 2004, would produce a projected minimum funding requirement by September 15, 2005 of approximately $45 million (each 1% return on asset variance in 2003 from 8.75% impacts the 2005 minimum funding by approximately $1 million). However, we intend to continue funding in excess of the minimum required for the qualified defined benefit pension plans during calendar 2003 and 2004, which would reduce any otherwise required funding by September 15, 2005.

Based on our current projected operations, we believe that we should be able to continue to manage and control working capital, discretionary spending and capital expenditures; and that cash flow that we generate from operations, along with the new senior debt and borrowing capacity under the revised revolving credit facility and new receivables sale facility, will be adequate to fund our operations and to meet our debt service requirements for the foreseeable future.

CASH FLOW AND WORKING CAPITAL 1Q03

For the first three months of 2003, operating activities utilized a net $34.6 million of cash, driven by a seasonal increase in sales that resulted in a $57.8 million increase in commercial working capital (trade accounts receivable before receivables sold, FIFO inventories and accounts payable) and by cash restructuring costs of $12.0 million. Our days of trade receivables outstanding at March 31, 2003 was 55 days, slightly lower than December 31, 2002. Days sales in inventory at 47 days, however, were 2.5 days worse than year-end 2002, as we enter the seasonally strong second quarter. Partially offsetting the quarters spending above was an increase in the accounts receivable sold under the receivable sale facility of $36.2 million.

Investing activities for the first three months of 2003 provided $2.8 million, consisting primarily of the proceeds from the sale of an equity affiliate, offset by capital expenditures and the final funding of the acquisition of Transcolor.

Cash provided by financing activities during the first three months of 2003 was $41.5 million primarily reflecting borrowings made on the revolving credit facility. No dividends were paid in the first quarter of 2003.

The table below is a reconciliation of the change in the Company's defined Commercial Working Capital between the Balance Sheet Change and Statement of Cash Flows. Under GAAP, the balance sheet is translated at the month-end currency exchange rate. The cash flow uses an average period rate and excludes non-cash currency translation.

                 COMMERCIAL WORKING CAPITAL (CWC) RECONCILIATION

                                 ($ IN MILLIONS)

                                   MARCH 2003

BALANCE SHEET                                                       CASH FLOW
   CHANGE              PER FINANCIAL STATEMENTS                       CHANGE
   ------              ------------------------                       ------

$40.2           Trade Accounts Receivable                           $37.7
 36.0           Inventories                                          34.1
(57.4)          Accounts Payable                                    (56.2)
-----                                                               -----
 18.8                                                                15.6
 --             Cumulative Currency Translation                       3.2
-----                                                               -----
 18.8                                                                18.8
                ADJUSTMENTS:

 39.0           Receivable Securitization and Lifo Reserve           39.0
 ----                                                                ----
                COMMERCIAL WORKING CAPITAL

$57.8           INCREASE (DECREASE)                                 $57.8
=====                                                               =====


OTHER

RECLASSIFICATION

In December 2002, PolyOne sold its 70% interest in So.F.ter S.p.A. an Italian compounder of thermoplastic materials. With the sale, all historical operating results of this business have been reported separately as a discontinued operation. The business was previously included within PolyOne's Performance Plastics business segment. The first quarter 2002 special charge for the loss on the divestiture of the Australian Vinyls Corporation PVC Resin operations has been reclassified in the operating results from other expenses and now is shown as a separate line above operating income.

OXYVINYLS LAPORTE LEASE

In April 2003, OxyVinyls bought-out the LaPorte plant lease through a loan from Occidental Petroleum. As a result, the implementation of the FASB issued Interpretation No. 146 "Consolidation of Variable Interest Entities," which becomes effective in the third quarter of 2003, will have no earnings impact on OxyVinyls.